----------------------------
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                                                    ----------------------------
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                                                    Estimated average burden
                                                    hours per response. . . . 11
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

                              SECTION 240.13d-2(a)
                               (Amendment No. 2)1


                        New World Restaurant Group, Inc.
--------------------------------------------------------------------------------
                                (name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    649271103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 8, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                   240.13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 42 Pages
                         Exhibit Index Found on Page 33

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                      -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        3,340,220 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     3,340,220 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,340,220 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 6.1% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            PN
================================================================================


                               Page 2 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Capital Institutional Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        3,631,806 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     3,631,806 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,631,806 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 6.6% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            PN
================================================================================


                               Page 3 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminay Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        579,848 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     579,848 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            579,848 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 1.1% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            PN
================================================================================


                               Page 4 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminay Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        489,286 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     489,286 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            489,286 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 1.0% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            PN
================================================================================


                               Page 5 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        186,720 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     186,720 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            186,720 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 0.4% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            PN
================================================================================


                               Page 6 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        6,884,350 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     6,884,350 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,884,350 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 11.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IA, OO
================================================================================


                               Page 7 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        8,227,880 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     8,227,880 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,227,880 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 13.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            OO
================================================================================


                               Page 8 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 9 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 10 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 11 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 12 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 13 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 14 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 15 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 16 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 17 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 18 of 42 Pages

                                       13D
===================
CUSIP No. 649271103
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                            (a) [   ]
                                                            (b) [ X ]**

                  ** The reporting persons making this filing are the deemed beneficial owners of an aggregate of at least 15,112,230 Shares. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)
            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------===========================================
                            7        SOLE VOTING POWER
                                     -0-
                      ---------------===========================================
     NUMBER OF              8        SHARED VOTING POWER
       SHARES                        15,112,230 Shares plus certain additional
    BENEFICIALLY                     Shares through the ownership of
      OWNED BY                       additional Warrants. [See Preliminary Note]
       EACH           ---------------===========================================
     REPORTING              9        SOLE DISPOSITIVE POWER
    PERSON WITH                      -0-
                      ---------------===========================================
                            10       SHARED DISPOSITIVE POWER
                                     15,112,230 Shares plus certain additional
                                     Shares through the ownership of
                                     additional Warrants. [See Preliminary Note]
-------------------------------------===========================================
    11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,112,230 Shares plus certain additional Shares through the ownership of additional Warrants. [See Preliminary Note]
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            At least 22.9% [See Preliminary Note]
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)
            IN
================================================================================


                               Page 19 of 42 Pages

         This Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on June 20, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: The Reporting Persons (as defined below) are filing this Amendment to their Schedule 13D with respect to the Common Stock, par value $0.001 per share (the "Shares"), of New World Restaurant Group, Inc. (the "Company"). The Reporting Persons own, in aggregate, 105,000 Shares. In addition, the Reporting Persons own, in aggregate, 153,135 Warrants issued by the Company (the "Warrants") issued pursuant to that certain Warrant Agreement dated June 19, 2001 between the Company and Jefferies & Company, Inc. (the "Warrant Agreement"). Each Warrant is immediately exercisable and represents the right to purchase 98 Shares at an exercise price of $0.01 per share. In addition, pursuant to Section 4.28 of that certain Indenture dated as of June 19, 2001 (the "Indenture") for $140,000,000 of the Company's Senior Secured Increasing Rate Notes due 2003 and Senior Secured Increasing Rate Notes due 2003, Series B (together, the "Notes"), the Reporting Persons, as holders of certain Notes, were entitled to receive certain additional Warrants if the Notes were outstanding on each of March 15, 2002, June 15, 2002 and each month thereafter (together, the "Step-up Warrants").

         The Notes were outstanding on each of March 15, 2002, June 15, 2002 and each month thereafter through and including June 15, 2003. As of the date of this filing, the Notes are no longer outstanding. The Reporting Persons therefore believe that, pursuant to the terms of the Indenture, they were entitled to receive Step-up Warrants on March 15, 2002, June 15, 2002 and monthly thereafter through June 15, 2003. As of the date of this filing, the Reporting Persons have received the Warrants that accrued on March 15, 2002 and some of the Warrants that accrued on June 15, 2002 but not the remainder of the June 15, 2002 Warrants and none of the Warrants that accrued thereafter (such unissued Warrants being the "Additional Step-up Warrants"). The Reporting


                              Page 20 of 42 Pages

Persons are unable to determine or confirm the number of Warrants they will receive upon the issuance of these Additional Step-up Warrants. The Reporting Persons have therefore noted on their cover pages that they are the deemed beneficial owner of certain additional Shares through the ownership of additional Warrants but have not provided the amount of these additional Shares. Such additional Shares could materially increase the beneficial ownership of the Shares held by the Reporting Persons; provided, however, that the Reporting Persons' deemed beneficial ownership of the percentage of Shares outstanding on any given date (through their ownership of any of the Warrants discussed in this Schedule 13D) will also be affected by the number of Warrants that other Warrant holders may have exercised as of such date.

         The Reporting Persons are filing this Schedule 13D to report their direct ownership of the 105,000 Shares, their deemed beneficial ownership, through the 153,135 Warrants issued to them to date, of an additional 15,007,230 Shares and their deemed beneficial ownership of additional Shares (in an undetermined amount) due to their entitlement to certain Additional Step-up Warrants. All numbers and percentages contained in this Schedule 13D represent Shares (including Shares owned directly and Shares deemed to be beneficially owned through the 153,135 Warrants owned by the Reporting Persons) and not Warrants, unless stated otherwise. All percentages are based on the 51,016,857 Shares outstanding as of June 15, 2003 (as reported by the Company) plus the additional Shares that would be issued if the Reporting Persons exercised the 153,135 Warrants issued to them to date. The percentages do not assume the exercise of Warrants held by any other persons or entities. For information regarding the Warrants and the "step-up" provisions discussed above, see the Indenture filed as Exhibit 99.10 to the Company's Form 8-K filed on July 3, 2001 and the Warrant Agreement filed as Exhibit 99.13 to the Company's Form 8-K filed on July 3, 2001, both of which are


                              Page 21 of 42 Pages
incorporated herein by reference.

Item 2.  Identity And Background
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

                   (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Shares and Warrants).

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships (through


                              Page 22 of 42 Pages
                         their ownership of Shares and Warrants).

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following nine persons who are managing members of both the General Partner and the Management Company, with respect to the Shares beneficially owned by the Partnerships and the Managed Accounts (through their ownership of Shares and Warrants): David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William
                         F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or


                              Page 23 of 42 Pages
is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 4.  Purpose Of The Transaction.
------   --------------------------

         Item 4 of the Schedule 13D is amended and supplemented as follows:

         As reported in Item 4 of Amendment No. 1 to this Schedule 13D, on June 27, 2003, the Partnerships and the Managed Accounts (together, the "Purchasers") and certain other holders of the Company's Notes entered into a Note Purchase and Put Agreement (the "Note Agreement") with Jefferies & Company, Inc. (the "Initial Purchaser") pursuant to which the Purchasers, subject to the terms and conditions of the Note Agreement, agreed to purchase certain of the Company's 13% Senior Secured Notes due 2008 (the "New Notes") pursuant to the Purchase Agreement dated June 27, 2003 between the Initial Purchaser and the Company (the "Purchase Agreement"). The closing under the Purchase Agreement and the Note Agreement occurred on or about July 8, 2003 and the Purchasers acquired $35,000,000 in aggregate principal amount of the New Notes. As reported by the Company in its Form 8-K filed with the SEC on July 9, 2003, the net proceeds of the New Note offering were used to refinance the existing Notes. As of the date of this filing, the Notes are no longer outstanding.

         For the full terms and conditions of the Note Agreement, see Exhibit 3 to Amendment No. 1


                              Page 24 of 42 Pages
to this Schedule 13D.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, Warrants, New Notes and/or other securities of the Company (other than the acquisition of Additional Step-up Warrants), consistent with its investment purpose, each Reporting Person at any time and from time to time may (i) acquire additional Shares, Warrants and/or New Notes or (ii) dispose of any or all of its Shares, Warrants and/or New Notes, in each case depending upon an ongoing evaluation of the investment in the Shares, Warrants and/or New Notes, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares, Warrants and/or New Notes which it may hold at any point in time.

         Also, consistent with their investment intent and as discussed above, the Reporting Persons have communicated with and intend to have further communications from time to time with one or more shareholders of the Company, one or more holders of the New Notes, one or more officers of the Company, one or more members of the board of directors of the Company, potential investors in the Company and/or other third parties and any financial advisers to the Company regarding the Company (including but not limited to the equity restructuring contemplated in the Equity Restructuring Agreement, the Company's operations and/or acquisitions or dispositions, refinancings, recapitalizations, dividends and other strategic transactions that could be undertaken by the Company). The Reporting Persons may in such communications advocate a particular course of action.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting


                              Page 25 of 42 Pages

Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) The Partnerships
             ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto with respect to the Partnerships is calculated based upon the sum of (i) the 51,016,857 Shares outstanding as of June 15, 2003 as reported by the Company and (ii) with respect to each Partnership, the number of Shares for which the Warrants owned by such Partnership can be exercised.

                  (c) There have been no transactions in the Shares or Warrants since the filing of the prior Schedule 13D.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (b) The Management Company
             ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the Management Company is calculated based upon the sum of (i) the 51,016,857 Shares outstanding as of June 15, 2003 as reported by the Company and (ii) the number of Shares for which the Warrants owned by the Managed Accounts can be exercised.

                  (c) There have been no transactions in the Shares or Warrants since the filing of the prior Schedule 13D.


                              Page 26 of 42 Pages

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares and Warrants held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (c) The General Partner
             -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page for the General Partner is calculated based upon the sum of
                           (i) the 51,016,857 Shares outstanding as of June 15, 2003 as reported by the Company and (ii) the number of Shares for which the Warrants owned by each of the Partnerships can be exercised.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d) The Individual Reporting Persons
             --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person. The percentage amount set forth in Row 13 for all cover pages filed herewith with respect to the Individual Reporting Persons is calculated based upon the sum of (i) the 51,016,857 Shares outstanding as of June 15, 2003 as reported by the Company and (ii) the number of Shares for which the Warrants owned by each of the Partnerships and the Managed Accounts can be exercised.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares and Warrants. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares and Warrants held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.


                              Page 27 of 42 Pages

                  (e)      Not applicable.

         The Shares reported hereby for the Partnerships are beneficially owned by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are beneficially owned by the Managed Accounts (through the Partnerships' and Managed Accounts' ownership, respectively, of Shares and Warrants). The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships (through their ownership of Shares and Warrants). The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Accounts (through their ownership of Shares and Warrants). The Individual Reporting Persons, as managing members of both the General Partner and/or the Management
Company, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts (through their ownership of Shares and Warrants). Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

         Item 6 of the Schedule 13D is amended and supplemented as follows:

         Except for the Note Agreement, as described in Item 4, the Indenture described in the Preliminary Note, the Standstill Agreement described in Item 4 of the Reporting Person's original Schedule 13D filed on June 20, 2003 and the Agreement as described in Item 4 of Amendment No. 1 to the Schedule 13D, and as otherwise described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed  herewith as Exhibit 4 a written  agreement  relating to
the   filing  of  joint   acquisition   statements   as   required   by  Section
240.13d-1(f)(1) under the Securities Exchange Act of


                              Page 28 of 42 Pages

1934, as amended. There is filed herewith as Exhibits 5-12 Powers of Attorney for certain of the Individual Reporting Persons granting Monica R. Landry certain authority to act in their names with respect to the filing of Schedule 13Ds and/or Schedule 13Gs under the Securities Exchange Act of 1934, as amended.
























                              Page 29 of 42 Pages

                                   SIGNATURES
                                   ----------



         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 2003


                               /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                             By Joseph F. Downes,
                             Managing Member

                               /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.,
                             By Joseph F. Downes,
                             Managing Member

                               /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                             and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing


                              Page 30 of 42 Pages

Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.












                              Page 31 of 42 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.


                              Page 32 of 42 Pages

                                  EXHIBIT INDEX



EXHIBIT 4                        Joint Acquisition Statement Pursuant to Section
                                 240.13D-(f)(1)

EXHIBIT 5                        Power of Attorney granted by Thomas F. Steyer

EXHIBIT 6                        Power of Attorney granted by David I. Cohen

EXHIBIT 7                        Power of Attorney granted by Joseph F. Downes

EXHIBIT 8                        Power of Attorney granted by William F. Duhamel

EXHIBIT 9                        Power of Attorney granted by Richard B. Fried

EXHIBIT 10                       Power of Attorney granted by William F. Mellin

EXHIBIT 11                       Power of Attorney granted by Stephen L. Millham

EXHIBIT 12                       Power of Attorney granted by Mark C. Wehrly




                              Page 33 of 42 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ---------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  July 16, 2003


                                /s/ Joseph F. Downes
                              ----------------------------------------
                              FARALLON PARTNERS, L.L.C.,
                              on its own behalf and as General Partner of
                              FARALLON CAPITAL PARTNERS, L.P.,
                              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                              By Joseph F. Downes,
                              Managing Member


                                /s/ Joseph F. Downes
                              ----------------------------------------
                              FARALLON CAPITAL MANAGEMENT, L.L.C.,
                              By Joseph F. Downes,
                              Managing Member


                                /s/ Joseph F. Downes
                              ----------------------------------------
                              Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.


                               Page 34 of 42 Pages

                                                                       EXHIBIT 5
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as senior managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ Thomas F. Steyer
                                                 ------------------------------
                                                    Name: Thomas F. Steyer










                               Page 35 of 42 Pages

                                                                       EXHIBIT 6
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ David I. Cohen
                                                 ------------------------------
                                                    Name: David I. Cohen










                               Page 36 of 42 Pages

                                                                       EXHIBIT 7
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ Joseph F. Downes
                                                 ------------------------------
                                                    Name: Joseph F. Downes










                               Page 37 of 42 Pages

                                                                       EXHIBIT 8
                                                                              to
                                                                    SCHEDULE 13D

                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ William F. Duhamel
                                                 ------------------------------
                                                    Name: William F. Duhamel











                               Page 38 of 42 Pages

                                                                       EXHIBIT 9
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ Richard B. Fried
                                                 ------------------------------
                                                    Name: Richard B. Fried











                               Page 39 of 42 Pages

                                                                      EXHIBIT 10
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ William F. Mellin
                                                 ------------------------------
                                                    Name: William F. Mellin










                               Page 40 of 42 Pages

                                                                      EXHIBIT 11
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ Stephen L. Millham
                                                 ------------------------------
                                                    Name: Stephen L. Millham









                              Page 41 of 42 Pages

                                                                      EXHIBIT 12
                                                                              to
                                                                    SCHEDULE 13D


                                POWER OF ATTORNEY

         The undersigned hereby appoints Monica R. Landry his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of FCMLLC and/or FPLLC, and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of Monica R. Landry under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to File Schedule 13Ds or 13Gs unless revoked earlier in writing.


Date: April 3, 2003                           By:   /s/ Mark C. Wehrly
                                                 ------------------------------
                                                    Name: Mark C. Wehrly









                               Page 42 of 42 Pages